ZALICUS

ZALICUS COMPLETES PATIENT ENROLLMENT IN TWO PHASE 2 CLINICAL STUDIES OF Z160 FOR CHRONIC NEUROPATHIC PAIN

Top-line Data for Both Lumbosacral Radiculopathy and Postherpetic Neuralgia Expected in the Fourth Quarter of 2013

CAMBRIDGE, Mass. – September 3, 2013 – Zalicus Inc. (Nasdaq Capital Market: ZLCS), a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain, today announced that it has completed patient enrollment in two Phase 2 clinical studies of Z160 for chronic neuropathic pain indications including lumbosacral radiculopathy and postherpetic neuralgia. Top-line results of both studies are expected in the fourth quarter of 2013. Z160 is a first-in-class, oral, state-dependent, selective N-type calcium channel (Cav 2.2) blocker in development for chronic neuropathic pain.

Lumbosacral radiculopathy (LSR) is a common neuropathic pain condition resulting from the compression or irritation of the nerve roots exiting the lumbar region of the spine. Common symptoms include pain radiating from the lower back and down the legs, as well as numbness and tingling in the lower extremities. The randomized, double-blind, placebo controlled clinical study, evaluating Z160 as compared to placebo in approximately 140 subjects in 25 clinical sites in the United States, was initiated in the third quarter of 2012. The primary efficacy endpoint for this study is the change in weekly pain scores on a numerical rating scale. Other endpoints include multiple other pain, functional and safety measures.

Postherpetic neuralgia (PHN) is a painful neuropathic condition resulting from an outbreak of the herpes zoster virus, otherwise known as shingles. The randomized, double-blind, placebo controlled clinical study, evaluating Z160 as compared to placebo in approximately 140 subjects in 55 clinical sites in the United States, was initiated in the fourth quarter of 2012. The primary efficacy endpoint for this study is the change in weekly mean pain scores on a numerical rating scale. Other endpoints include multiple other pain, functional and safety measures.

"We are pleased with how efficiently these trials have been conducted and look forward to evaluating and reporting the activity of Z160, with its novel mechanism of action, in chronic neuropathic pain," commented Mark H.N. Corrigan, MD, President and CEO of Zalicus. “While there are a few treatments currently approved for chronic neuropathic pain, there still exists a significant unmet medical need for a more targeted and efficacious therapy with an improved safety and tolerability profile. “

About Z160

Zalicus is currently advancing Z160, a first-in-class, oral, state-dependent, selective N-type calcium channel (Cav 2.2) blocker, through Phase 2a clinical development in chronic neuropathic pain. Z160 is designed to selectively target neuronal pain signaling by modulating neurons that are undergoing high-frequency firing. Z160 has demonstrated efficacy in multiple animal models of neuropathic and inflammatory pain, suggesting that it has the potential to treat a broad range of chronic pain conditions. Additionally, clinical trials in over 200 subjects have established Z160 as a safe and well tolerated drug candidate. N-type calcium channels have been recognized as key targets in controlling pain because of their key role in transmitting pain through the spinal nerves to the brain.

245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

ZALICUS

About Zalicus

Zalicus Inc. (Nasdaq Capital Market: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain. Zalicus has a portfolio of proprietary clinical-stage product candidates targeting pain such as Z160 and Z944 and has entered into multiple revenue-generating collaborations with large pharmaceutical companies relating to other products, product candidates and drug discovery technologies. Zalicus applies its expertise in the discovery and development of selective ion channel modulators and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease. To learn more about Zalicus, please visit www.zalicus.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, its product candidate Z160, its potential and the plans for its clinical development, the Zalicus selective Ion channel modulation technology and related preclinical product candidates and Zalicus’s other business plans. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus and its product candidates may be identified by words like "believe," "expect," "may," "will," "should," "seek," “plan” or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the development and regulatory approval of Zalicus’ product candidates, including risks relating to formulation and clinical development of Z160, the ability of Zalicus to initiate and successfully complete clinical trials of its product candidates, the unproven nature of the Zalicus drug discovery technologies, the Company's ability to obtain additional financing or funding for its research and development, and those other risks that can be found in the "Risk Factors" section of Zalicus' annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Contacts: Justin Renz, CFO, Zalicus Inc. 617-301-7575 JRenz@zalicus.com Gina Nugent 617-460-3579 gnugent@zalicus.com (c) 2013 Zalicus Inc. All rights reserved.

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     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com